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[Logo] Astaris                    Astaris LLC
                                  P.O. Box 411160
                                  622 Emerson Road
                                  St. Louis, Missouri  63141-1160

                                  314-983-7500
NEWS RELEASE

                             CONTACT   Judy Smeltzer     Arlen Wittrock
FOR RELEASE  APRIL 17, 2000            (215) 299-6710    (208) 236-8201




ASTARIS ANNOUNCES START-UP OF BUSINESS OPERATIONS

ST. LOUIS, APRIL 17, 2000 - Astaris LLC, the new joint-venture company combining the phosphorus businesses of FMC Corporation and Solutia Inc, announced that today it officially begins business operations. According to Astaris Chief Executive Officer and President, Jerry C. Sibley, "We have assembled a world-class team to operate Astaris and to be a global competitor in the increasingly competitive phosphorus chemicals industry."

     Approved by the Federal Trade Commission on April 7, 2000, Astaris is expected to have annual sales of approximately $600 million and is headquartered in St. Louis, Missouri. The company, with approximately 1500 employees, brings together more than 100 years of technical and marketing experience in supplying phosphorus-based products.

     Astaris will offer to customers one of the most complete product lines of phosphoric acid, food and technical grade phosphates and phosphorus dependent products available in the Western Hemisphere. "Our plan", Sibley said "is first to focus on starting up the company, servicing customers, realizing synergies and investing in purified wet acid capability. By the second year of operations, we will focus on growth, including international expansion, growth in selected market segments and new areas of phosphorus chemistry to meet customer requirements."




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ASTARIS ANNOUNCES START-UP OF BUSINESS OPERATIONS/2


     The company operations include the former FMC manufacturing sites located in Carteret, NJ; Lawrence, KS (phosphoric acid and phosphates); Green River, WY (phosphate plant only); Kemmerer, WY; Pocatello and Dry Valley, ID. Astaris will also incorporate the former Solutia manufacturing sites in Carondelet (St. Louis), MO; Ontario, CA; Augusta, GA; and the unit operations dedicated to phosphorus chemicals at Trenton, MI; Sauget, IL; and Sao Jose dos Campos, Brazil.

     Astaris will assume Solutia's equity interest in the Fosbrasil joint venture producing purified phosphoric acid. Similarly, the joint venture will assume the FMC/NuWest agreements on the purified phosphoric acid (PPA) facility being built near Soda Springs, Idaho. As part of these agreements, the company will purchase all of the PPA output from that facility. In addition, the Solutia/Monsanto joint-venture phosphorus operations in Soda Springs, Idaho will supply phosphorus to Astaris.

     "Phosphates produced by Astaris are used in diverse industries", noted Gene E. DeJackome, Vice-President, Marketing and Sales,
"including industrial and institutional cleaners; baking goods, beverages, processed meats; poultry and seafood; nutrition fortification and pharmaceuticals; oral care, oil additives, paints and coatings; metal treatment; wildland fire retardants and more."

     Initially, FMC and Solutia are providing Astaris with customer service support in order that customers experience a seamless integration. The Astaris sales and marketing staff are leading the transition. "Our tag line, Quality Products. Exceptional Response, is the way we will conduct business from day one", said DeJackome. "Our focus is on quality and rapid response to our customer's changing needs."




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ASTARIS ANNOUNCES START-UP OF BUSINESS OPERATIONS/3


     Astaris LLC, jointly owned by FMC Corporation and Solutia Inc., manufactures and markets phosphorus products for industrial applications and consumer products. The company is an industry leader supplying phosphorus and phosphorus based products to customers worldwide.

     Safe Harbor Statement under the Private Securities Litigation Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the FMC Corporation and Solutia Inc. Form 10-K reports and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. Neither Astaris, FMC Corporation or Solutia Inc. intends to update this information and disclaims any legal obligation to the contrary.

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